Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY ANNOUNCES DEBT TENDER AND EXCHANGE OFFERS

TAMPA, November 20, 2007 - TECO Energy, Inc. (NYSE: TE) today announced that it is commencing a series of debt tender and exchange offers. The offers are part of TECO Energy’s debt management plan, under which it has committed to retiring up to an additional $500 million of TECO Energy debt obligations through 2010, beyond the $357 million of TECO Energy debt that matured in 2007, and to make additional investments in Tampa Electric Company to support its growing capital requirements associated with customer growth, transmission and distribution system reliability improvements and environmental compliance. TECO Energy’s debt management plan also includes managing its debt maturity profile and replacing TECO Energy notes maturing in 2011-2015 with notes issued by TECO Finance, Inc., TECO Energy’s wholly owned finance subsidiary, guaranteed by TECO Energy, as well as extending the maturity and resetting the coupon on up to $300 million aggregate principal amount of TECO Energy notes maturing in 2011-2012. The company believes that doing so will cause its overall capital structure to better reflect that these TECO Energy obligations were incurred to support its non-regulated businesses.

In September 2007, TECO Transport Corporation repaid, at maturity, $111 million of parent guaranteed debt associated with TECO Transport’s terminal facility. Further, TECO Energy plans to use the proceeds of its pending sale of TECO Transport Corporation to accelerate TECO Energy’s debt retirement goals and retire up to $300 million aggregate principal amount of its notes maturing in 2010 through an any and all cash tender offer for the notes, as further described below. To fulfill the remainder of the up to $500 million debt retirement, TECO Energy currently intends to redeem debt obligations not included in the debt tender and exchange offers. In addition, TECO Finance is conducting a series of offers to exchange TECO Finance notes fully and unconditionally guaranteed by TECO Energy for other series of outstanding TECO Energy notes maturing in 2011-2015, as further described below.

The Tender Offer

The tender offer is an offer to purchase for cash any and all of TECO Energy’s outstanding 7.50% Notes due 2010 (CUSIP No. 872375AK6). The terms and conditions of the tender offer are described in an offer to purchase dated November 20, 2007, and related letter of transmittal.

The tender offer will expire at 5:00 p.m., New York City time, on December 19, 2007, unless extended. Holders of notes subject to the tender offer must validly tender and not validly withdraw their notes on or before the early tender date, which is 5:00 p.m., New York City time, on December 5, 2007, unless extended by TECO Energy in its sole discretion, to be eligible to receive the total tender offer consideration, which includes the early tender premium. Holders of notes subject to the tender offer who validly tender their notes after the early tender date and on or before the expiration date and whose notes are accepted for purchase will receive the late tender offer consideration, namely the total tender offer consideration less the early tender premium.

The total tender offer consideration for each $1,000 in principal amount of notes tendered and accepted for payment pursuant to the tender offer will be determined in the manner described in the offer to purchase. The consideration will be determined by reference to a fixed spread specified for such notes over the yield to maturity based on the bid-side price of the U.S. Treasury Security specified in the table below, as more fully described in the offer to purchase. The consideration will be calculated by the lead dealer managers for the tender offer at 2:00 p.m., New York City time, one business after the early tender date, or currently December 6, 2007.

Title of Security	Aggregate Outstanding Principal Amount	Reference U.S. Treasury Security	Bloomberg Reference Page	Fixed Spread (bps)	Early Tender Premium (1)
7.50% Notes due 2010	$300,000,000	3.625% U.S. Treasury note due 6/15/2010	PX5	+85	$20.00

(1)	Per $1,000 principal amount of notes.

Notes validly tendered and not withdrawn prior to the early tender date will have a settlement date one business day after the pricing date, or currently December 7, 2007. Notes validly tendered after the early tender date and on or prior to the expiration date will have a settlement date two business days after the expiration of the tender offer. In either case, holders whose notes are purchased will be paid accrued and unpaid interest up to, but not including, the applicable settlement date. Holders of notes subject to the tender offer who validly tender their notes after the early tender date but on or before the expiration date may not withdraw their notes except in the limited circumstances described in the offer to purchase.

TECO Energy intends to fund the tender offer with a portion of the proceeds of the pending sale of TECO Transport, which is expected to close in early December 2007. The tender offer is conditioned on the completion of the pending sale of TECO Transport and other general conditions.

The information agent and depositary for the tender offer is Global Bondholders Services Corporation. The tender offer is made only by the offer to purchase and the related letter of transmittal, and the information in this news release is qualified by reference to such documents. Requests for copies of the offer to purchase and related letter of transmittal for the tender offer should be directed to the information agent for the tender offer, Global Bondholder Services Corporation, at (212) 430-3774 or (866) 857-2200 (toll-free).

The Exchange Offers

In four separate exchange offers, TECO Energy and TECO Finance are offering eligible holders:

•

To exchange outstanding TECO Energy 7.20% notes due 2011 or TECO Energy 7.00% notes due 2012, for newly issued TECO Finance notes due 2017, subject to proration to the extent necessary to limit the aggregate principal amount of TECO Finance notes due 2017 to $300 million (the “TECO Finance 2017 notes exchange offer”); or

•	To exchange TECO Energy 7.20% notes due 2011, for a like principal amount of newly issued TECO Finance 7.20% notes due 2011 (the “2011 par-for-par exchange offer”); and

•	To exchange TECO Energy 7.00% notes due 2012, for a like principal amount of newly issued TECO Finance 7.00% notes due 2012 (the “2012 par-for-par exchange offer”); and

•	To exchange outstanding TECO Energy notes due 2015 for a like principal amount of newly issued TECO Finance 6.75% notes due 2015 (the “2015 par-for-par exchange offer”).

Any TECO Finance notes issued in the exchange offers will be fully and unconditionally guaranteed by TECO Energy.

Exchange Offers Summary Table

TECO Energy Notes to be Exchanged		Priority	Exchange Offers
TECO Energy Notes due 2011	→	1	Up to an aggregate $300,000,000 of TECO Finance notes due 2017	OR	2011 par-for-par exchange offer
TECO Energy Notes due 2012	→	2		OR	2012 par-for-par exchange offer

TECO Energy Notes due 2015	→	n/a	2015 par-for-par exchange offer

Consummation of the TECO Finance 2017 notes exchange offer is subject to the condition that an aggregate principal amount of TECO Energy notes due 2011 and TECO Energy notes due 2012 must be validly tendered and not validly withdrawn prior to the expiration date sufficient to result in the issuance of TECO Finance notes due 2017 in an aggregate principal amount of at least $200 million. This condition can be waived by TECO Energy in its sole discretion. A maximum of $300 million aggregate principal amount of TECO Energy notes due 2011 and TECO Energy notes due 2012 will be accepted. Holders of TECO Energy notes due 2011 participating in the TECO Finance 2017 notes exchange offer will be given priority before holders of TECO Energy notes due 2012 may participate in such exchange offer. Holders participating in the TECO Finance 2017 notes exchange offer whose notes are not accepted, whether due to acceptance priority, proration or termination of such exchange offer, agree to participate in the applicable par-for-par exchange offer.

The exchange offers are only made, and copies of the exchange offer documents will only be made available to, holders of TECO Energy notes due 2011, TECO Energy notes due 2012 or TECO Energy notes due 2015 that have certified in an eligibility letter certain matters to TECO Energy, including their status as eligible holders, that is, who are either “qualified institutional buyers,” as that term is defined in Rule 144A under the Securities Act of 1933, or persons other than “U.S. persons,” as that term is defined in Rule 902 under the Securities Act of 1933. A confidential offering memorandum dated today will be distributed to eligible holders. Holders who would like additional copies of the eligibility letter may contact the information agent for the exchange offers, Global Bondholder Services Corporation, at 866-857-2200 or 212-430-3774.

The following is a brief summary of additional, key elements of the exchange offers:

•

The exchange offers will expire at 5:00 p.m., New York City time, on December 19, 2007, unless extended. Tenders of TECO Energy notes due 2011, 2012 or 2015 may be withdrawn at any time prior to 5:00 p.m. New York City time, on December 5, 2007, subject to extension.

•

TECO Finance is offering to exchange, for each $1,000 principal amount of TECO Energy notes due 2011, 2012 or 2015, tendered by an eligible holder in the applicable par-for-par exchange offer on or before the early tender date, a like principal amount of the applicable series of TECO Finance notes and cash equal to the early participation payment. For each $1,000 principal amount of TECO Energy notes due 2011, 2012, or 2015 tendered after the early participation date but before the expiration date, eligible tendering holders will receive a like principal amount of the applicable series of TECO Finance notes, but not the early participation payment.

•

TECO Energy notes due 2011 and 2012 tendered for exchange in the TECO Finance 2017 notes exchange offer will be accepted in accordance with their acceptance priority level listed above, and to the extent tendered TECO Energy notes due 2011 and 2012 exceed the maximum available principal amount of TECO Finance notes due 2017 of $300 million, tendering eligible holders of TECO Energy notes due 2011, which have priority for acceptance, will receive TECO Finance notes due 2017 before any tendering eligible holders of TECO Energy notes due 2012 receive any of that series.

•

The applicable total exchange price for the TECO Energy notes due 2011 and 2012 in the TECO Finance 2017 notes exchange offer is based on a fixed-spread pricing formula and will be calculated at 2:00 p.m., New York City time, on the second business day prior to the expiration of the TECO Finance 2017 notes exchange offer.

•

TECO Energy notes due 2011, 2012 or 2015 tendered before the early participation date may be withdrawn at any time prior to the early participation date. TECO Energy notes due 2011, 2012 or 2015 tendered after the early participation date may not be withdrawn except in certain limited circumstances where additional withdrawal rights are required by law.

•

The TECO Finance notes due 2017 will mature on November 1, 2017 and will bear interest at an annual rate, which will be determined two business days prior to the expiration of the TECO Finance 2017 notes exchange offer.

•

The TECO Finance notes to be issued in the par-for-par exchange offers will have the same interest rate, interest payment dates, maturity and covenants as the corresponding TECO Energy note, and will accrue interest from the settlement date of the exchange offer.

This news release is neither an offer to issue in exchange nor a solicitation of an offer to tender for any of the TECO Finance notes. The exchange offers are being made only pursuant to a confidential offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

The TECO Finance notes have not been and will not be registered under the Securities Act of 1933 or any state securities laws. Therefore, the TECO Finance notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws.

About TECO Energy

TECO Energy, Inc. (NYSE: TE) is an integrated energy-related holding company with regulated utility businesses, complemented by unregulated businesses. Its principal subsidiary, Tampa Electric Company, is a regulated utility with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries are engaged in waterborne transportation (the sale of which is pending), coal and synthetic fuel production and electric generation and distribution in Guatemala.

About TECO Finance

TECO Finance is a wholly owned subsidiary of TECO Energy whose business activities consist solely of providing funds to TECO Energy for its diversified activities.

NOTE: This press release contains forward-looking statements about the ability to complete the offers and TECO Energy’s debt management plans, which are subject to the inherent uncertainties in predicting future results and conditions. Certain factors that could impact actual results include: TECO Energy’s ability to successfully close the sale of TECO Transport in the anticipated time frame is dependent upon various closing conditions; TECO Energy’s ability to accelerate its debt retirement plan and take other financial actions described in this release is dependent upon completing the TECO Transport transaction in the anticipated time frame and achieving TECO Energy’s anticipated financial performance. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended December 31, 2006 as updated by the information contained in Item 1A of its Forms 10-Q for the quarters ended June 30, 2007 and September 30, 2007.

Contact:	Investors (Mark Kane)	Media (Laura Duda)
	813-228-1772	813-228-1572